Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION OF SAIC, INC.

SAIC, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the Corporation is SAIC, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2005.

3. This Restated Certificate of Incorporation restates and amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented.

4. This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5. The text of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: NAME. The name of the Corporation is SAIC, Inc.

SECOND: ADDRESS. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: CAPITALIZATION

(A)	Authorized Capitalization.

The Corporation is authorized to issue three classes of capital stock to be designated, respectively, “Common Stock,” “Class A Preferred Stock” and “Preferred Stock.” The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is 3,510,000,000 shares, each with a par value of $0.0001 per share, of which:

(1) 2,000,000,000 shares shall be Common Stock;

(2) 1,500,000,000 shares shall be Class A Preferred Stock, of which (a) 100,000,000 shares shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (b) 100,000,000 shares shall be designated Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), (c) 150,000,000 shares shall be designated Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), and (d) 1,150,000,000 shares shall be designated Series A-4 Preferred Stock (the “Series A-4 Preferred Stock”); and

(3) 10,000,000 shares shall be Preferred Stock.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock and Class A Preferred Stock of the Corporation, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

(B)	Common Stock and Class A Preferred Stock.

(1) General. The powers, preferences and rights of the Common Stock and the Class A Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation. The Common

Stock and the Class A Preferred Stock shall be subject to the express terms of the Preferred Stock and any series thereof that may come into existence from time to time. The powers, preferences and rights of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series A-4 Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation.

(2) Voting. In all matters submitted to a vote of the stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; and each holder of Class A Preferred Stock shall be entitled to ten votes, in person or by proxy, for each share of Class A Preferred Stock standing in such holder’s name on the stock transfer records of the Corporation. Unless otherwise required under applicable law (except as provided in Section (A)) or this Restated Certificate of Incorporation and subject to any rights that may be conferred upon the holders of any series of Preferred Stock that may come into existence from time to time, the holders of Common Stock and Class A Preferred Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(3) Dividends and Other Distributions. Subject to the rights of any series of Preferred Stock that may come into existence from time to time, and subject to Section (B)(7)(g), the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor; provided, however, that in the event such dividend is paid in the form of shares of the Corporation’s capital stock or rights to acquire shares of the Corporation’s capital stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be, and the holders of Class A Preferred Stock shall receive Class A Preferred Stock or rights to acquire Class A Preferred Stock, as the case may be.

(4) Subdivisions or Combinations. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock, the outstanding shares of Class A Preferred Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Preferred Stock, the outstanding shares of Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.

(5) Mergers or Consolidations. In the event of any merger or consolidation to which the Corporation is a party (whether or not the Corporation is the surviving entity), the holders of Common Stock and Class A Preferred Stock shall be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

(6) Liquidation. Subject to the rights of any series of Preferred Stock that may come into existence from time to time, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock and the holders of Class A Preferred Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of the Corporation’s capital stock.

(7) Conversion and Transfer Restrictions of the Class A Preferred Stock

(a) Each record holder of shares of Class A Preferred Stock may convert any or all of those shares into an equal number of shares of Common Stock; provided, however, that: (A) no share of Series A-1 Preferred Stock may be converted into a share of Common Stock prior to 90 days after the public offering date; (B) no share of Series A-2 Preferred Stock may be converted into a share of Common Stock prior to 180 days after the public offering date; (C) no share of Series A-3 Preferred Stock may be converted into a share of Common Stock prior to 270 days after the public offering date; and (D) no share of Series A-4 Preferred Stock may be converted into a share of Common Stock prior to 360 days after the public offering date. Shares of Common Stock may not be converted into shares of Class A Preferred Stock.

(b) A record holder of shares of Class A Preferred Stock may effect a voluntary conversion of any or all of those shares in accordance with Section (B)(7)(a) by surrendering the certificates, if any, for the number of shares to be converted, accompanied by any required tax transfer stamps, and delivering a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Common Stock and requesting that the Corporation issue such shares of Common Stock to persons named therein, setting forth the number of shares of Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated.

(c) Shares of Series A-1 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 90 days after the public offering date. Shares of Series A-2 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 180 days after the public offering date. Shares of Series A-3 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 270 days after the public offering date. Shares of Series A-4 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 360 days after the public offering date. Except as provided in this Section (B)(7)(c), any purported transfer of shares of Class A Preferred Stock prior to the applicable date referred to in this Section (B)(7)(c) shall be void. Shares of Class A Preferred Stock may be transferred to a permitted transferee prior to the applicable date referred to in this Section (B)(7)(c), and such permitted transferee will take such shares subject to the provisions of this Section (B)(7)(c). In addition to any vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting as a single class, shall be required in order to reduce, at any time within 360 days after the public offering date, the time periods in this Section (B)(7)(c) during which the Class A Preferred Stock cannot be transferred to anyone other than a permitted transferee.

(d) After the applicable time period in Section (B)(7)(c) has expired, each share of Class A Preferred Stock shall automatically convert into one share of Common Stock upon the transfer of that share if, after the transfer, the share is not owned by a permitted transferee. In addition, notwithstanding any other provision of this Section (B)(7), each share of Class A Preferred Stock shall be transferable and shall automatically convert into one share of Common Stock at the time of transfer of that share in the following circumstances:

(A) a transfer by a qualified retirement plan described in Section 401(a) of the Code sponsored by the Corporation or any of its subsidiaries (i) to the Corporation; (ii) to a distributee of any such plan pursuant to the terms of the plan; or (iii) pursuant to instructions of a participant in any such plan to sell or exchange Class A Preferred Stock pursuant to the terms of the plan;

(B) a transfer upon the exercise by a distributee of any such plan of any put right under the terms of the plan requiring the Corporation to purchase the share from the distributee; or

(C) a transfer by such a plan, upon the exercise by a participant or beneficiary of the plan of a right of diversification accorded to the participant or beneficiary by (i) the Pension Protection Act of 2006, as the same may be amended or may be interpreted or implemented from time to time by the U.S. Department of Labor, the U.S. Department of the Treasury or any other federal department or agency or (ii) the Board of Directors in its sole and absolute discretion.

For purposes of the foregoing sentence, any transfer shall be deemed to be a transfer of Common Stock. In the case of any such automatic conversion, stock certificates, if any, formerly representing each such share of Class A Preferred Stock shall thereupon and, except for a transfer to the Corporation where the shares are being retired, thereafter be deemed to represent such number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted pursuant to the terms hereof, such shares of Class A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate, except any rights under Section (B)(7)(g).

(e) Shares of Class A Preferred Stock shall be transferred on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation showing compliance with this Article Fourth.

(f) Any person (other than a permitted transferee) who takes shares of Class A Preferred Stock in a transfer otherwise permitted by Section (B)(7) may treat the endorsement on the certificate, if any, representing such shares, or the instrument accompanying the transfer of such shares, as authorizing such person on behalf of the transferor to convert the shares in the manner provided in Section (B)(7)(a) for the purpose of registering the transfer to such person of the shares of Common Stock issuable upon conversion, and to give on behalf of the transferor the written notice of conversion required by Section (B)(7)(b), and may convert such shares of Class A Preferred Stock accordingly.

(g) Upon any conversion of shares of Class A Preferred Stock into shares of Common Stock pursuant to the provisions of this Section (B)(7), any dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that has been declared on the shares of Class A Preferred Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock into or for which the shares of Class A Preferred Stock are so converted, provided that any such dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that is declared on the shares of Class A Preferred Stock payable in shares of Class A Preferred Stock shall be deemed to have been declared, and shall be payable, in shares of Common Stock.

(h) Any shares of Class A Preferred Stock that have been converted to shares of Common Stock will be retired with no further action by the Corporation, and will resume the status of authorized and unissued Class A Preferred Stock.

(i) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class A Preferred Stock then outstanding.

(j) Every certificate for shares of Class A Preferred Stock shall bear a legend on its face reading as follows:

“The shares of Class A Preferred Stock represented by this certificate may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares) to any person in connection with a transfer that does not meet the qualifications set forth in Section (B)(7) of Article Fourth of the Restated Certificate of Incorporation of the Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications prescribed by Section (B)(7) of Article Fourth is entitled to own or to be registered as the record holder of the shares of Class A Preferred Stock represented by this certificate, but the record holder of this certificate may at any time (except as provided in Section (B)(7)(a) of Article Fourth) convert the shares of Class A Preferred Stock represented by this certificate into the same number of shares of Common Stock for purposes of effecting the sale or other disposition of the shares of Class A Preferred Stock to any person. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

In the case of uncertificated shares, an appropriate notice containing the applicable transfer restrictions shall be sent to the registered owner thereof.

(8) Definitions. For purposes of this Article Fourth, the following terms shall have the following meanings:

(a) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Employee benefit plan” means a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code.

(c) “Immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(d) “Individual retirement account” means an account as defined in Section 408(a) of the Code.

(e) “Permitted transferee” means:

(i) an immediate family member of the transferor;

(ii) a trust for the sole benefit of the transferor or an immediate family member of the transferor, and the transferor or any immediate family member of the transferor who receives shares of Class A Preferred Stock from any such trust;

(iii) an individual retirement account that receives shares of Class A Preferred Stock, provided that (A) the transferor is an employee benefit plan sponsored by the Corporation or any of its subsidiaries, (B) the transferor is a distributee of an employee benefit plan described in subclause (A), or (C) the transferor is an individual retirement account for the benefit of a distributee described in subclause (B);

(iv) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account;

(v) the estate of a deceased holder of shares, provided that such transfer was pursuant to the deceased holder’s will or the laws of distribution;

(vi) the beneficiary of an estate referred to in clause (v) above, provided that the transferor is such estate and such beneficiary is the immediate family member of the deceased or a trust for the sole benefit of such immediate family member;

(vii) an employee benefit plan sponsored by the Corporation or any of its subsidiaries;

(viii) a lending institution in connection with a pledge of shares and such shares are pledged as bona fide collateral for a loan to the transferor;

(ix) the Corporation or any of its subsidiaries;

(x) any distributee of an employee benefit plan sponsored by the Corporation or any of its subsidiaries pursuant to the terms of such plan, provided that the transferor is such employee benefit plan; and

(xi) an employee of the Corporation or any of its subsidiaries, provided that the transferor is the Corporation or any of its subsidiaries.

(f) “Public offering date” means the date the Corporation’s Common Stock commences trading on a national securities exchange.

(g) “Transfer” (and the related term “transferred”) means any sale, pledge, gift, assignment or other transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) of any ownership or voting interest in any share of Class A Preferred Stock, including:

(i) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (A) any shares of Class A Preferred Stock; (B) any securities convertible into or exercisable or exchangeable for Class A Preferred Stock; or (C) any shares of Common Stock into which the shares of Class A Preferred Stock are convertible; or

(ii) entry into any swap or other arrangement (including by way of insurance) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Preferred Stock or any shares of Common Stock into which the shares of Class A Preferred Stock are convertible;

regardless of whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Preferred Stock, Common Stock or other securities, in cash or otherwise; provided, however, that an original issuance of shares of capital stock by the Corporation or the transfer of shares of capital stock from the Corporation’s treasury shall not be considered a transfer for purposes of this Article Fourth.

(h) “Subsidiary” means a corporation or other entity of which securities or other interests representing at least fifty percent of the voting power in the election of directors are held by the Corporation or its subsidiaries.

(C)	Preferred Stock.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

SEVENTH: THE BOARD OF DIRECTORS.

(A) Number of Directors and Classes of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than ten (10) and not more than eighteen (18), and the exact number shall be fixed by the Board of Directors. The Board shall be divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each such director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the public offering date (used herein as defined for purposes of Article FOURTH), the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the public offering date, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the public offering date. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

(B) Removal. Unless otherwise restricted by applicable law, any director or the entire Board may be removed, but only for cause, by the holders of two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors.

(C) Cumulative Voting. At any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Section (C) as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected in the election in which such holder’s class or series of shares is entitled to vote, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

(D) Vacancies. Any vacancy in the Board of Directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may only be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until his or her successor shall have been elected and shall qualify or until such director shall resign or shall have been removed.

EIGHTH: MEETINGS OF STOCKHOLDERS.

(A) No Action by Written Consent. No action shall be taken by the stockholders except at an annual or special meeting of stockholders, and no action may be effected by any consent in writing in lieu of a meeting of stockholders.

(B) Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that, if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Restated Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

NINTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

TENTH: BUSINESS COMBINATIONS

(A) For the purposes of this Article TENTH:

(1) The term “person” shall mean any individual, firm, limited liability company, partnership, limited partnership, corporation or other entity.

(2) The term “Subsidiary” shall mean any corporation more than fifty percent (50%) of any class of equity security of which is owned, directly or indirectly, by the Corporation.

(3) The term “Substantial Part of the Assets” shall mean assets having a fair market value or book value, whichever is greater, equal to more than ten percent of the fair market value or book value, whichever is greater, of the total assets of a person as of the end of its most recent fiscal year ending prior to the time the determination is made.

(4) A person shall be a “Beneficial Owner” of any shares of voting stock of the Corporation (a) which such person or any of its “affiliates” or “associates” (as defined on the date of the adoption hereof in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owns, directly or indirectly, (b) which such person or any of its “affiliates” or “associates” has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or direct the voting of pursuant to any agreement, arrangement or understanding, provided, however, that a person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its “affiliates” or “associates” has any such agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such voting stock.

(5) The term “Related Person” shall mean any person (except any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) which is the Beneficial Owner (as herein defined) of five percent (5%) or more of the total voting power of all of the outstanding shares of voting stock of the Corporation.

(6) For the purposes of determining whether a person is a Related Person, the number of shares of voting stock of the Corporation deemed to be outstanding shall include all shares deemed owned by such person through application of Section (A)(4), but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets (as herein defined) of a Related Person to the Corporation or to a Subsidiary, (c) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets of the Corporation (including without limitation any securities of a Subsidiary) to a Related Person, (d) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (f) any reclassification of the securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by a Related Person, (g) any loan or other extension of credit by the Corporation or a Subsidiary to a Related Person or any guarantee by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, (h) the adoption of any plan or proposal for the dissolution, liquidation or termination of the Corporation or any Subsidiary proposed by or on behalf of a Related Person and (i) any agreement, contract or other arrangement providing for any of the foregoing Business Combination transactions.

(8) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(9) The term “Continuing Director Quorum” shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation or by law.

(B) The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of (i) at least 80% of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock of which such Related Person is the Beneficial Owner (as herein defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

(C) The provisions of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as may be required by law or otherwise, if:

(1) The Board of Directors of the Corporation shall by resolution have approved or ratified a memorandum of understanding approving such Business Combination with such Related Person prior to the time such Related Person became the Beneficial Owner, directly or indirectly, of five percent (5%) or more of the voting shares of the Corporation; or

(2) The Business Combination shall have been approved by a majority of the Continuing Directors (as herein defined) at a meeting at which a Continuing Director Quorum (as herein defined) is present; or

(3) The Business Combination involves solely the Corporation and a Subsidiary (as herein defined) in which a Related Person has no direct or indirect interest (other than an interest arising solely because of control of the Corporation); provided, that if the Corporation is not the surviving corporation, (a) each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to such stockholder’s stockholdings, (b) the provisions of Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and ELEVENTH of this Restated Certificate of Incorporation are continued in effect or adopted by such surviving corporation as part of its articles of incorporation or certificate of incorporation, as the case may be, and such articles or certificate have no provisions inconsistent with such provisions, and (c) the provisions of the Corporation’s Bylaws are continued in effect or adopted by such surviving corporation.

(D) Nothing contained in this Article TENTH shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

(E) A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information then known to them, whether (a) any person is a Related Person, (b) any Business Combination relates to a Substantial Part of the Assets of any person and (c) any director is a Continuing Director acting at a meeting at which a Continuing Director Quorum is or was present. Any such determination by a majority of the Continuing Directors shall be conclusive and binding for all purposes of this Article TENTH.

(F) The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote of the holders of outstanding stock of the Corporation having at least 80% of the voting power of the Corporation unless such vote is not required pursuant to Section C.

(G) No Business Combination subject to the provisions of Section B of this Article TENTH shall, unless such Business Combination shall be the subject of one of the exceptions provided for in Sections C(1), (2) or (3), be consummated, and the Corporation shall not enter into any such Business Combination, unless the agreement relating to such Business Combination shall provide that each stockholder of the Corporation who has voted against the Business Combination shall receive, at the time of the consummation of such Business Combination and in exchange for such stockholder’s shares of the capital stock of the Corporation, at the option of such stockholder, either (i) the consideration offered by the Related Persons as part of the Business Combination, or (ii) consideration per share of capital stock of the Corporation held by such stockholder (either in cash or in the same form and of the same kind as the consideration paid by the Related Person in acquiring shares of capital stock of the Corporation, at the option of such stockholder) in an amount not less than the greater of the following:

(1) The highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of the capital stock of the Corporation, or

(2) A price bearing the same percentage relationship to the market price of the capital stock of the Corporation immediately prior to the announcement of the Business Combination as the highest price per share (including brokerage commissions, transfer taxes and soliciting dealers’ fees) of the capital stock of the Corporation previously paid by such Related Person for shares of capital stock of the Corporation bears to the market price of the capital stock of the Corporation immediately prior to the time such Related Person initially acquired any shares of capital stock of the Corporation notwithstanding that such person was not a Related Person at the time of such initial acquisition.

(H) Notice of any proposed alteration, amendment, rescission or repeal of this Article TENTH shall be included in the notice of any annual or special meeting of stockholders at which such proposal is to be considered.

(I) The provisions set forth in this Article TENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of (i) at least eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

ELEVENTH: INDEMNIFICATION AND LIMITATION OF LIABILITY

(A)	Indemnification.

(1) Indemnification of Directors and Officers. The Corporation shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(2) Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by past or present directors and officers of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such persons to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article ELEVENTH or otherwise.

(3) Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section (A) to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Section (A) shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors, or otherwise.

(B) Limitation on Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

(C) Repeal or Modification of Rights. Any repeal or modification of Section (A) shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to Section (A) with respect to any acts or omissions occurring prior to such repeal or modification. Any repeal or modification of Sections (A) or (B) shall not have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

IN WITNESS WHEREOF, SAIC, Inc. has caused this Restated Certificate of Incorporation to be executed in its corporate name by its [title] as of this day of , 2006.

SAIC, Inc.

By:

Name:

Title: